EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Second Quarter 2018

Company Reports Record Second Quarter Revenue and Earnings

Strong Global Demand Environment and Revenue Initiatives Drive Increase in Full Year Adjusted EPS Guidance Above High-end of Previous Guidance Range

Company’s Growth Profile Extended with Confirmation of Two Additional Leonardo Class Ships for Delivery in 2026 and 2027

Company Executed $200 Million in Share Repurchases in the Quarter Under its $1 Billion Share Repurchase Program

MIAMI, Aug. 09, 2018 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the second quarter ended June 30, 2018, as well as provided guidance for the third quarter and full year 2018.

Highlights

  The Company generated GAAP net income of $226.7 million or EPS of $1.01 compared to $198.5 million or $0.87 in the prior year.  Adjusted Net Income was $271.9 million or Adjusted EPS of $1.21 compared to $232.7 million or $1.02 in the prior year.  Adjusted EPS outperformed guidance by $0.19.
  Total revenue increased 13.2% to $1.5 billion. Gross Yield increased 4.3%.  Net Yield increased 4.0% on a Constant Currency basis, outperforming guidance by 200 basis points.
  The Company expects to generate record earnings for full year 2018 and has increased its outlook above the high end of its previous guidance range, with Adjusted EPS now expected to be in the range of $4.70 to $4.80. This includes an expected $0.10 impact, split evenly between revenue and expense, as a result of the recently announced itinerary optimization initiatives which will benefit future periods. Excluding this impact, the midpoint of Adjusted EPS guidance would have increased to approximately $4.85.
  2018 full year Net Yield growth guidance on a Constant Currency basis increased 75 basis points from prior guidance to approximately 3.25%, or 125 basis points from the Company’s initial full year outlook provided in February.

“The continuation of the robust booking environment from our core source markets, combined with the successful execution of demand creation strategies drove higher pricing across all three brands, resulting in second quarter revenue, yield and earnings growth well above expectations,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “Global consumer cruise demand shows no signs of slowing as evidenced by solid organic growth and the hugely successful introduction of Norwegian Bliss, whose record-breaking performance surpassed our high expectations. The strong demand environment is expected to continue driving higher pricing in the back half of the year, leading to an increase of our full year 2018 Adjusted EPS outlook to a range of $4.70 to $4.80, well above the initial guidance range set at the beginning of the year.”

Second Quarter 2018 Results

GAAP net income was $226.7 million or EPS of $1.01 compared to $198.5 million or $0.87 in the prior year.  The Company generated Adjusted Net Income of $271.9 million or Adjusted EPS of $1.21 compared to $232.7 million or $1.02 in the prior year.

Revenue increased 13.2% to $1.5 billion compared to $1.3 billion in 2017.  Net Revenue increased 13.7% to $1.2 billion compared to $1.0 billion in 2017.  These increases were primarily attributed to strong organic pricing growth across all core markets along with an increase in Capacity Days due to the addition of Norwegian Joy to the fleet in the second quarter of 2017 and Norwegian Bliss to the fleet in the second quarter of 2018, partially offset by three scheduled Dry-docks during the period.  Gross Yield increased 4.3% and Net Yield increased 4.0% on a Constant Currency basis and 4.7% on an as reported basis.

Total cruise operating expense increased 14.7% in 2018 compared to 2017 primarily due to the increase in Capacity Days.  Gross Cruise Costs per Capacity Day increased 6.0% due to an increase in maintenance and repairs including Dry-dock expenses and an increase in marketing, general and administrative expenses. Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 7.4% on a Constant Currency basis and 8.4% on an as reported basis.

Fuel price per metric ton, net of hedges increased to $481 from $469 in 2017.  The Company reported fuel expense of $95.2 million in the period.

Interest expense, net was $73.0 million in 2018 compared to $64.2 million in 2017. The increase in interest expense reflects additional debt in connection with the delivery of Norwegian Bliss in April 2018, the delivery of Norwegian Joy in April 2017, Project Leonardo financing, as well as higher interest rates due to an increase in LIBOR, partially offset by the benefit from the full redemption in October 2017 of our 4.625% Senior Notes due 2020 and $135.0 million partial redemption in April 2018 of our 4.75% Senior Notes due 2021. Also included in 2018 is the $6.3 million of redemption premium and write-off of fees in connection with the partial redemption mentioned above.

Other income (expense), net was income of $12.9 million in 2018 compared to an expense of $5.6 million in 2017. In 2018, the income was primarily related to gains on foreign currency exchange. In 2017, the expense was primarily related to losses on foreign currency exchange and unrealized and realized losses on derivatives.

Company Outlook

“2018 is well on track for yet another year of record financial performance. Furthermore, robust global demand has accelerated year-over-year gains in occupancy and pricing for full year 2019, which remains well ahead of this year’s record levels across all three brands,” continued Del Rio.  “We have a high level of confidence and strong conviction in our outlook for 2019 and beyond as demonstrated by our recent global redeployment initiatives, the bolstering of our measured growth profile with the confirmation of two additional Leonardo Class ships for delivery in 2026 and 2027, as well as the opportunistic execution of $200 million in share repurchases in the quarter, bringing the year-to-date total for share repurchases to over $450 million.”

2018 Guidance and Sensitivities

In addition to announcing the results for the second quarter, the Company also provided guidance for the third quarter and full year 2018, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2018 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable U.S. GAAP quantitative reconciliation without unreasonable effort.

	Third Quarter 2018		Full Year 2018
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	Approx. 3.5%	Approx. 3.5%	Approx. 3.5%	Approx. 3.25%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 2.75%	Approx. 2.50%	Approx. 2.0%	Approx. 1.5%
Adjusted EPS	Approx. $2.20		$4.70 to $4.80
Adjusted Depreciation and Amortization (1)	Approx. $140 million		Approx. $547 million
Adjusted Interest Expense, net	Approx. $70 million		Approx. $270 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.06		$0.11 (3)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.03		$0.05 (3)

(1)	Excludes $6.2 million and $24.9 million of amortization of intangible assets related to the Acquisition of Prestige in the third quarter and full year 2018, respectively.
(2)	Based on midpoint of guidance.
(3)	For the remaining quarters of 2018.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2018	Full Year 2018
Fuel consumption in metric tons	205,000	825,000
Fuel price per metric ton, net of hedges	$505	$475
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.05 (1)

(1)	For the remaining quarters of 2018.

As of June 30, 2018, the Company had hedged approximately 64%, 49%, and 26% of its total projected metric tons of fuel consumption for the remainder of 2018, 2019, and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	Remainder of 2018	2019	2020
% of HFO Consumption Hedged	83%	59%	53%
Average USGC Price / Barrel	$53.02	$47.82	$39.50
% of MGO Consumption Hedged	17%	20%	11%
Average Brent Price / Barrel	$46.50	$49.25	$51.85

The following reflects the foreign currency exchange rates the Company used in its third quarter and full year 2018 guidance.

	Current Guidance – August	Prior Guidance – May
Euro	$1.17	$1.21
British pound	$1.32	$1.38
Australian Dollar	$0.74	$0.75
Canadian Dollar	$0.76	$0.78

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations as well as our ship refurbishment projects. As of June 30, 2018, anticipated capital expenditures were $0.3 billion for the remainder of 2018, $1.3 billion and $0.9 billion for the years ending December 31, 2019 and 2020, respectively. We have export credit financing in place for the expenditures related to ship construction contracts of $0.05 billion for the remainder of 2018, $0.6 billion and $0.5 billion for the years ended December 31, 2019 and 2020, respectively.

Company Updates and Other Business Highlights

Norwegian Bliss Launch and Christening

Norwegian Cruise Line took delivery of its sixteenth ship, the 168,028 gross ton Norwegian Bliss, from Meyer Werft in April.  Following a month and a half tour that began in Bremerhaven, Germany and continued around the United States and included previews in New York, Miami and Los Angeles, Norwegian Bliss was officially christened in her summer home of Seattle, Washington on May 31.  The christening ceremony held aboard the vessel was broadcasted throughout the ship’s multiple venues to the over 2,500 guests in attendance. Following the official bottle-break led by Godfather Elvis Duran, a bevy of stars performed in six different venues including the Bliss Theater where three-time Grammy® award-winning rock band, Train, performed fan-favorite songs.

Norwegian Cruise Line Announced Enhancements to its 2019 and 2020 Itineraries

In July, Norwegian Cruise Line announced changes to its 2019 and 2020 deployments to capitalize on the strong global demand environment and leverage the strategic benefits of a growing fleet to quickly seize sizeable opportunities in over performing, unserved and underserved markets to drive higher returns for shareholders.  In April 2019, Norwegian Joy will redeploy from Shanghai to Seattle to sail 7-day voyages to Alaska and in winter 2019/2020 will reposition to Los Angeles for a season of Mexican Riviera and Panama Canal voyages.  Norwegian Cruise Line remains committed to serving the Chinese cruise market by redeploying Norwegian Spirit seasonally to the region beginning in summer 2020.

Additionally, Norwegian Pearl, Jewel and Jade will expand the brand’s presence in Europe, Australia and Asia in 2019.  Norwegian Pearl will redeploy to Europe in summer 2019 offering varied itineraries throughout Northern Europe from Amsterdam, a new homeport for the line.  In winter 2019/20, Norwegian Jewel will return to Australia for a third year of seasonal sailings from Sydney and new voyages departing from Auckland, New Zealand, and Norwegian Jade will offer a season of sailings throughout Southeast Asia departing from Singapore and Hong Kong.

Norwegian Cruise Line Confirms Options for Fifth and Sixth Ships in Next Generation of Newbuilds

The Company confirmed its previously announced options for the fifth and sixth Project Leonardo Class ships with Fincantieri S.p.A. for Norwegian Cruise Line for delivery in 2026 and 2027, contingent on the Company’s entry into committed financing arrangements.  At 140,000 gross tons and accommodating approximately 3,300 guests, this next generation class of ships will build upon the highly successful offering of freedom and flexibility found across Norwegian Cruise Line’s fleet, including the most recent Breakaway Plus Class ships, and feature a host of inventive designs that will further elevate its already award-winning guest experience. A priority of the prototype design is energy efficiency, with the aim of optimizing fuel consumption and reducing the impact on the environment. The smaller footprint will also broaden deployment opportunities around the world.

Appointment of Russell Galbut to Chairman of the Board and Mary Landry to Board of Directors

At the Company’s 2018 annual general meeting, the Board of Directors (the "Board") appointed Mr. Russell W. Galbut, an independent director of the Board, as Chairman of the Board. Mr. Galbut succeeded Mr. Walter Revell, who stepped down from Norwegian's Board after serving as Chairman for the past three years and on the Board for over two decades. In addition, the shareholders of the Company elected retired U.S. Coast Guard Rear Admiral Mary E. Landry as a new independent director.  With the election of Ms. Landry, Norwegian’s Board consists of 10 members, seven of whom are independent. Ms. Landry also serves as a member of the Company’s Nominating and Governance Committee.

Company Joins Ocean Conservancy’s Trash Free Seas Alliance®

In June, Norwegian announced its partnership with Ocean Conservancy to protect and ensure the long-term health of our oceans. The Company will join several of the world’s leading corporations and organizations in Ocean Conservancy’s Trash Free Seas Alliance®, actively working toward solutions that will mitigate plastic waste entering the ocean.  The Company recently announced an important next step in its efforts to reduce its environmental impact by eliminating single-use plastic straws across its fleet of 26 ships and two island destinations, Great Stirrup Cay and Harvest Caye, and anticipates eliminating over 50 million plastic straws each year across its fleet with these changes.  The membership in Ocean Conservancy’s Trash Free Seas Alliance® is part of the Company’s global environmental program, ‘Sail & Sustain’, which reflects the Company’s mission of providing truly exceptional cruise vacation experiences for all of its guests while minimizing its impact on the environment.

Norwegian Cruise Line Announced Cruise Freedom™

Norwegian Cruise Line recently announced their partnership with award-winning technology-solutions leader DeCurtis Corporation for a new technology platform project - Cruise Freedom™.  This strategic decision is a major next step in leveraging technology that meaningfully enhances the guest experience from the moment of booking throughout their cruise. On the heels of introducing the launch of the new fully integrated Cruise Norwegian app in December, Norwegian Cruise Line's partnership with DeCurtis is the second stage in its ongoing objective to elevate the guest experience and push the limits of innovation via technology on its young and modern fleet. Phased implementation will begin later this year, with preliminary elements launching on Norwegian Bliss in late 2018, followed by Norwegian Encore in the fall of 2019.

Record Bookings for Regent Seven Seas Splendor

In June, Regent Seven Seas Cruises celebrated the keel laying ceremony for the ultra-luxurious ship, Seven Seas Splendor, at the Fincantieri shipyard in Ancona, Italy. During the ceremony, the first two of 210 blocks that will comprise the approximately 55,000 gross ton vessel were lifted into the Dry-dock, officially marking the start of the ship’s assembly in the Ancona shipyard.  Additionally, two extraordinary full-size suite models provided a first look at the ultimate accommodations and attention to detail guests will enjoy when the luxury ship debuts in 2020.  The highly anticipated Seven Seas Splendor had the best single booking day in the brand’s 26-year history upon opening reservations, accounting for a 32% increase over the previous all-time high.  Seven Seas Splendor’s inaugural season will launch in February 2020 and feature a variety of destination-rich itineraries calling on iconic locations throughout the Caribbean, North America and Europe.

Conference Call

The Company has scheduled a conference call for Thursday, August 9, 2018 at 10:00 a.m. Eastern Time to discuss second quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com.  A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 26 ships with approximately 54,400 berths, these brands offer itineraries to more than 450 destinations worldwide. The Company will introduce eight additional ships through 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 51-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule with no set dining times, a variety of entertainment options and no formal dress codes. Today, Norwegian invites guests to enjoy a relaxed, resort- style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodations options, including The Haven by Norwegian®, a luxury enclave with suites, private pool and dining, concierge service and personal butlers. Norwegian Cruise Line sails around the globe, offering guests the freedom and flexibility to explore the world on their own time and experience up to 27 dining options, award-winning entertainment, superior guest service and more across all of the brand’s 16 ships.

Celebrating its 15th anniversary in 2018, Oceania Cruises is the world’s leading culinary- and destination-focused cruise line. The line’s six intimate and luxurious ships which carry only 684 or 1,250 guests offer an unrivaled vacation experience featuring the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on more than 450 ports across Europe, Alaska, Asia, Africa, Australia, New Zealand, New England-Canada, Bermuda, the Caribbean, Panama Canal, Tahiti and the South Pacific and epic Around The World Voyages that range from 180 to 200 days.

Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. Seven Seas Mariner’s 2018 dry-dock refurbishment concluded the line’s $125 million refurbishment program to elevate the elegance of the whole fleet to the standard set by Seven Seas Explorer. In early 2020, Regent will perfect luxury with the launch of Seven Seas Splendor. A voyage with Regent Seven Seas Cruises includes all-suite accommodations, round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers and a pre-cruise hotel package for guests staying in concierge-level suites and higher.

Terminology

Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Breakaway Plus Class Ships. Norwegian Escape, Norwegian Joy, Norwegian Bliss and a fourth ship on order, Norwegian Encore.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in March 2018, November 2017, August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance.  We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA may not be indicative of future adjustments or results.  For example, for the three and six  months ended June 30, 2018, we incurred $6.3 million related to the extinguishment of debt due to the partial redemption of our 4.750% Senior Notes due 2021. We included this as an adjustment in the reconciliation of Adjusted Net Income since the extinguishment of debt is not representative of our day-to-day operations and we have included similar adjustments in prior periods; however, this adjustment did not occur in the comparable prior periods presented with this release and is therefore not included in the prior period’s reconciliation.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release or that may be mentioned on our conference call constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release or that may be mentioned on our conference call, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, potential share repurchases or dividends, future deleveraging, prospects and objectives of management for future operations (including expected fleet additions, development plans, demand environment, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; the spread of epidemics and viral outbreaks; our expansion into and investments in new markets;  the risks and increased costs associated with operating internationally; breaches in data security or other disturbances to our information technology and other networks; changes in fuel prices and/or other cruise operating costs; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; the unavailability of attractive port destinations; evolving requirements and regulations regarding data privacy and protection and any actual or perceived compliance failures by us; our indebtedness and restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; our reliance on third parties to provide hotel management services to certain ships and certain other services; future increases in the price of, or major changes or reduction in, commercial airline services; amendments to our collective bargaining agreements for crew members and other employee relation issues; our inability to obtain adequate insurance coverage; future changes relating to how external distribution channels sell and market our cruises; pending or threatened litigation, investigations and enforcement actions; our ability to keep pace with developments in technology; seasonal variations in passenger fare rates and occupancy levels at different times of the year; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein or that may be mentioned on our conference call to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts
Andrea DeMarco
(305) 468-2339 InvestorRelations@nclcorp.com Jordan Kever (305) 436-4961

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue
Passenger ticket	$1,077,046	$938,014	$1,966,912	$1,724,708
Onboard and other	445,128	406,089	848,665	770,176
Total revenue	1,522,174	1,344,103	2,815,577	2,494,884
Cruise operating expense
Commissions, transportation and other	249,875	223,315	468,215	417,455
Onboard and other	92,797	83,367	163,485	151,778
Payroll and related	219,337	194,724	429,161	387,360
Fuel	95,212	86,663	188,643	175,549
Food	54,091	47,340	104,747	93,518
Other	151,471	116,833	276,623	246,380
Total cruise operating expense	862,783	752,242	1,630,874	1,472,040
Other operating expense
Marketing, general and administrative	226,535	193,649	453,550	385,693
Depreciation and amortization	140,704	123,141	271,948	242,346
Total other operating expense	367,239	316,790	725,498	628,039
Operating income	292,152	275,071	459,205	394,805
Non-operating income (expense)
Interest expense, net	(72,988)	(64,196)	(132,686)	(117,156)
Other income (expense), net	12,922	(5,609)	11,256	(8,424)
Total non-operating income (expense)	(60,066)	(69,805)	(121,430)	(125,580)
Net income before income taxes	232,086	205,266	337,775	269,225
Income tax expense	(5,410)	(6,793)	(7,944)	(8,842)
Net income	$226,676	$198,473	$329,831	$260,383

Weighted-average shares outstanding
Basic	223,308,350	227,931,135	225,314,816	227,701,109
Diluted	224,390,879	229,090,085	226,778,106	228,824,296

Earnings per share
Basic	$1.02	$0.87	$1.46	$1.14
Diluted	$1.01	$0.87	$1.45	$1.14

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income	$226,676	$198,473	$329,831	$260,383
Other comprehensive income (loss):
Shipboard Retirement Plan	107	104	212	209
Cash flow hedges:
Net unrealized gain (loss)	(15,894)	131,519	32,682	124,236
Amount realized and reclassified into earnings	(6,723)	10,244	(8,508)	19,949
Total other comprehensive income (loss)	(22,510)	141,867	24,386	144,394
Total comprehensive income	$204,166	$340,340	$354,217	$404,777

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$205,007	$176,190
Accounts receivable, net	44,212	43,961
Inventories	93,136	82,121
Prepaid expenses and other assets	329,135	216,065
Total current assets	671,490	518,337
Property and equipment, net	12,085,701	11,040,488
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	365,999	329,588
Total assets	$15,329,646	$14,094,869
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$679,767	$619,373
Accounts payable	54,676	53,433
Accrued expenses and other liabilities	620,021	513,717
Advance ticket sales	1,951,701	1,303,498
Total current liabilities	3,306,165	2,490,021
Long-term debt	6,149,221	5,688,392
Other long-term liabilities	187,467	166,690
Total liabilities	9,642,853	8,345,103
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 235,174,511 shares issued and 221,378,084 shares outstanding at June 30, 2018 and 233,840,523 shares issued and
228,528,562 shares outstanding at December 31, 2017	235	233
Additional paid-in capital	4,064,138	3,998,694
Accumulated other comprehensive income	51,352	26,966
Retained earnings	2,273,828	1,963,128
Treasury shares (13,796,427 and 5,311,961 ordinary shares at June 30, 2018 and December 31, 2017,
respectively, at cost)	(702,760)	(239,255)
Total shareholders' equity	5,686,793	5,749,766
Total liabilities and shareholders' equity	$15,329,646	$14,094,869

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities
Net income	$329,831	$260,383
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	274,842	248,618
Loss on derivatives	4	375
Deferred income taxes, net	2,180	5,165
Loss on extinguishment of debt	6,346	-
Provision for bad debts and inventory	2,197	535
Share-based compensation expense	59,835	42,220
Net foreign currency adjustments	(3,884)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(2,087)	12,301
Inventories	(11,422)	(10,814)
Prepaid expenses and other assets	(74,980)	(21,719)
Accounts payable	3,645	10,129
Accrued expenses and other liabilities	54,962	(28,382)
Advance ticket sales	612,332	400,920
Net cash provided by operating activities	1,253,801	919,731
Cash flows from investing activities
Additions to property and equipment, net	(1,251,434)	(1,065,265)
Promissory note receipts	501	-
Settlement of derivatives	64,796	(35,255)
Net cash used in investing activities	(1,186,137)	(1,100,520)
Cash flows from financing activities
Repayments of long-term debt	(906,897)	(921,329)
Proceeds from long-term debt	1,445,352	1,217,060
Proceeds from employee related plans	19,026	13,213
Net share settlement of restricted share units	(13,415)	(6,187)
Repurchases of shares	(463,505)	-
Early redemption premium	(5,154)	-
Deferred financing fees	(114,254)	(31,000)
Net cash provided by (used in) financing activities	(38,847)	271,757
Net increase in cash and cash equivalents	28,817	90,968
Cash and cash equivalents at beginning of the period	176,190	128,347
Cash and cash equivalents at end of the period	$205,007	$219,315

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2018	2017	2018	2017

Passengers carried		687,820	598,942	1,305,260	1,127,296
Passenger Cruise Days		4,959,446	4,517,788	9,684,050	8,748,306
Capacity Days		4,550,217	4,189,750	9,016,688	8,220,366
Occupancy Percentage		109.0%	107.8%	107.4%	106.4%
Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2018			2018
		Constant			Constant
	2018	Currency	2017	2018	Currency	2017

Passenger ticket revenue	$1,077,046	$1,067,224	$938,014	$1,966,912	$1,944,016	$1,724,708
Onboard and other revenue	445,128	445,128	406,089	848,665	848,665	770,176
Total revenue	1,522,174	1,512,352	1,344,103	2,815,577	2,792,681	2,494,884
Less:
Commissions, transportation
and other expense	249,875	247,696	223,315	468,215	462,987	417,455
Onboard and other expense	92,797	92,797	83,367	163,485	163,485	151,778
Net Revenue	1,179,502	1,171,859	1,037,421	2,183,877	2,166,209	1,925,651

Capacity Days	4,550,217	4,550,217	4,189,750	9,016,688	9,016,688	8,220,366

Gross Yield	$334.53	$332.37	$320.81	$312.26	$309.72	$303.50
Net Yield	$259.22	$257.54	$247.61	$242.20	$240.24	$234.25

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2018			2018
		Constant			Constant
	2018	Currency	2017	2018	Currency	2017
Total cruise operating expense	$862,783	$855,300	$752,242	$1,630,874	$1,618,893	$1,472,040
Marketing, general and
administrative expense	226,535	225,870	193,649	453,550	450,563	385,693
Gross Cruise Cost	1,089,318	1,081,170	945,891	2,084,424	2,069,456	1,857,733
Less:
Commissions, transportation
and other expense	249,875	247,696	223,315	468,215	462,987	417,455
Onboard and other expense	92,797	92,797	83,367	163,485	163,485	151,778
Net Cruise Cost	746,646	740,677	639,209	1,452,724	1,442,984	1,288,500
Less: Fuel expense	95,212	95,212	86,663	188,643	188,643	175,549
Net Cruise Cost Excluding Fuel	651,434	645,465	552,546	1,264,081	1,254,341	1,112,951
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	542	542	823	1,084	1,084	1,646
Non-cash share-based compensation (2)	31,733	31,733	24,017	59,835	59,835	42,220
Secondary Equity Offering expenses (3)	-	-	-	482	482	-
Severance payments and other fees (4)	-	-	-	-	-	2,399
Acquisition of Prestige expenses (5)	-	-	250	-	-	500
Other (6)	80	80	1,606	(912)	(912)	1,606
Adjusted Net Cruise Cost Excluding Fuel	$619,079	$613,110	$525,850	$1,203,592	$1,193,852	$1,064,580

Capacity Days	4,550,217	4,550,217	4,189,750	9,016,688	9,016,688	8,220,366

Gross Cruise Cost per Capacity Day	$239.40	$237.61	$225.76	$231.17	$229.51	$225.99
Net Cruise Cost per Capacity Day	$164.09	$162.78	$152.56	$161.12	$160.03	$156.74
Net Cruise Cost Excluding Fuel per Capacity Day	$143.17	$141.85	$131.88	$140.19	$139.11	$135.39
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$136.05	$134.74	$125.51	$133.48	$132.40	$129.51

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense).

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to a Secondary Equity Offering, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income	$226,676	$198,473	$329,831	$260,383
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	864	823	1,727	1,646
Non-cash share-based compensation (2)	31,733	24,017	59,835	42,220
Secondary Equity Offering expenses (3)	-	-	482	-
Severance payments and other fees (4)	-	-	-	2,399
Acquisition of Prestige expenses (5)	-	250	-	500
Amortization of intangible assets (6)	6,222	7,568	12,444	15,136
Extinguishment of debt (7)	6,346	-	6,346	-
Other (8)	80	1,606	(912)	1,606
Adjusted Net Income	$271,921	$232,737	$409,753	$323,890
Diluted weighted-average shares outstanding	224,390,879	229,090,085	226,778,106	228,824,296
Diluted earnings per share	$1.01	$0.87	$1.45	$1.14
Adjusted EPS	$1.21	$1.02	$1.81	$1.42

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense).

(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to a Secondary Equity Offering, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(6) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(7) Losses on extinguishments of debt due to the partial redemption of our 4.750% Senior Notes due 2021, which are included in interest expense, net.
(8) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income	$226,676	$198,473	$329,831	$260,383
Interest expense, net	72,988	64,196	132,686	117,156
Income tax expense	5,410	6,793	7,944	8,842
Depreciation and amortization expense	140,704	123,141	271,948	242,346
EBITDA	445,778	392,603	742,409	628,727

Other (income) expense (1)	(12,922)	5,609	(11,256)	8,424
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	542	823	1,084	1,646
Non-cash share-based compensation (3)	31,733	24,017	59,835	42,220
Secondary Equity Offering expenses (4)	-	-	482	-
Severance payments and other fees (5)	-	-	-	2,399
Acquisition of Prestige expenses (6)	-	250	-	500
Other (7)	80	1,606	(912)	1,606
Adjusted EBITDA	$465,211	$424,908	$791,642	$685,522

(1) Primarily consists of gains and losses, net for foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to a Secondary Equity Offering, which are included in marketing, general and administrative expenses.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Primarily related to expenses and reimbursements related to certain legal costs, which are included in marketing, general and administrative expense.